Exhibit 10.4

Option Number: [________]

CESCA THERAPEUTICS INC.

Notice of Grant of Stock Options and Option Agreement

[NAME]

[ADDRESS]

Dear Participant:

Pursuant to the terms and conditions of the Cesca Therapeutics Inc. 2016 Equity Incentive Plan (as amended from time to time, the “Plan”), you have been granted an [Incentive/Non-Qualified] Stock Option to purchase [______] shares of common stock (the “Option”) as outlined below.

Granted To:	[NAME]
Grant Date:	[GRANT DATE]
Options Granted:	[______]
Exercise Price per Share:	$[______]
Expiration Date:	[EXPIRATION DATE]
Vesting Schedule:	[LIST EACH SPECIFIC TRANCHE AMOUNT AND THE VESTING DATES OR DESCRIBE OTHER APPLICABLE VESTING SCHEDULE]

Notwithstanding the above, no portion of this Option may be exercised unless and until the Company’s stockholders have voted to approve the Amendment to Cesca Therapeutics Inc. 2016 Equity Incentive Plan adopted by the Board of Directors of the Company on November 13, 2017. This Option shall be deemed cancelled and void without any further action by the Company or Participant if the Company’s stockholders have not approved the Plan on or before November 13, 2018.

Any portion of this Option not exercised prior to the Expiration Date will become null and void.

This Option grant is subject to all of the Terms and Conditions attached hereto and incorporated herein by reference. The capitalized terms used in this Option will have the same meanings as set forth in the Plan. A Summary of the Plan and a copy of the Plan is provided herewith.

CESCA THERAPEUTICS INC.	PARTICIPANT

By: ____________________________(signature)	___________________________ (signature)
Corporate Secretary
Date: ___________	Date: _____________

Notice: All notices to be given by either party to the other will be in writing and may be transmitted by overnight courier; or mail, registered or certified, postage prepaid with return receipt requested; or personal delivery; or facsimile transmission, provided, however, that notices of change of address or facsimile number will be effective only upon actual receipt by the other party. Notices will be delivered to Cesca Therapeutics Inc., 2711 Citrus Road, Rancho Cordova, California 95742, Attn: Corporate Secretary and to the Participant at the last known address of the Participant as provided to Cesca Therapeutics Inc.

Terms And Conditions Of

Option Agreement

Cesca Therapeutics Inc. is referred to as “Company” and the person to whom the Option is granted is referred to as “Participant”.

1.     Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Option and this Option will be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Option, the provisions of the Plan will be controlling and determinative.

2.     Manner of Exercise. The vested portion of this Option may be exercised from time to time, in whole or in part, by delivery to the Company at its principal office of a stock option exercise agreement (the “Exercise Agreement”) substantially in the form attached hereto (the “Form”), which need not be the same for each Participant, stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws. The Form must be duly executed by Participant and be accompanied by payment in cash, or by check payable to the Company, in full for the Exercise Price for the number of Shares being purchased. Alternatively, but only if the Committee or other party to whom the Committee properly delegates powers under Plan (the “Administrator”) authorizes at the time of exercise at its sole discretion, and where permitted by law (i) by surrender of Shares of the Company that have been owned by the Participant for more than six (6) months or lesser period if the surrender of Shares is otherwise exempt from Section 16 of the Exchange Act and if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Shares, (ii) by forfeiture of Shares equal to the value of the exercise price pursuant to a “net exercise” as provided for in the Plan, (iii) by broker sale by following the required instructions therefor including as so authorized by the Administrator in its sole discretion instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations, or (iv) by any combination of the foregoing methods of payment or any other consideration or method of payment.

3.     Privileges Of Stock Ownership. Participant will not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Participant. The Company will issue (or cause to be issued) such stock certificate promptly upon exercise of this Option. All certificates for Shares or other securities delivered will be subject to such stock transfer orders, legends and other restrictions as the Administrator may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”) or any stock exchange or automated quotation system upon which the Shares may be listed or quoted. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

4.     Notification of Disposition. Participant agrees to notify the Company in writing within 30 days of any disposition of Shares acquired pursuant to the exercise of this Option.

5.     Withholding. The Company may require the Participant to remit to the Company by cash or check payable to the Company, an amount sufficient to satisfy federal, state and local taxes and FICA withholding requirements whenever Shares are to be issued upon exercise of this Option or Shares are forfeited pursuant to a “net exercise”, or when under applicable tax laws, Participant incurs tax liability in connection with the exercise or vesting of this Option. Any such payment must be made promptly when the amount of such obligation becomes determinable. In lieu thereof, the Company may withhold the amount of such taxes from any other sums due or to become due from the Company as the Administrator will prescribe.

To the extent permissible by law, and at its sole discretion, the Administrator may permit the Participant to satisfy any such withholding tax at the time of exercise, in whole or in part, with Shares up to an amount not greater than the Company’s minimum statutory withholding rate for federal and state tax purposes, including payroll taxes. The Administrator may exercise its discretion, by (i) directing the Company to apply Shares to which the Participant is entitled as a result of the exercise of this Option, or (ii) delivering to the Company Shares owned by the Participant for more than six (6) months, unless the delivery of the Shares is otherwise exempt from Section 16 of the Exchange Act; but Participant may only satisfy his or her withholding obligation with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

6.     Exercise After Certain Events.

6.1.     Termination of All Services. If for any reason other than Retirement, permanent and total disability or death, Participant terminates all services to the Company, as an employee, consultant, advisor, or in a similar capacity, vested Options held at the date of such termination may be exercised, in whole or in part, at any time within three (3) months after the date of such termination (but in no event after the earlier of (i) the expiration of this Option and (ii) 10 years from the Grant Date).

6.2     Retirement. If Participant ceases all services to the Company as an employee, consultant, advisor or in a similar capacity as a result of Retirement, Participant need not exercise this Option within three (3) months of termination of such services but will be entitled to exercise vested Options held at the date of such termination within the maximum term of this Option. The term “Retirement” as used herein means such termination of services as will entitle Participant to early or normal retirement benefits under any then existing pension or salary continuation plans of the Company excluding 401(k) participants (except as otherwise covered under other pension or salary continuation plans).

6.3     Permanent Disability and Death. If Participant becomes permanently and totally disabled while rendering services to the Company as an employee, consultant, advisor or in a similar capacity, or dies in a work-related event while employed by the Company (including as an officer of the Company), vested Options then held may be exercised by Participant, Participant’s personal representative, or by the person to whom this Option is transferred by will or the laws of descent and distribution, in whole or in part, at any time within 1 year after the termination of services because of the disability or death (but in no event after the earlier of (i) the expiration date of this Option, and (ii) 10 years from the Grant Date).

6.4     Cancellation of Awards. In the event Participant’s services to the Company have been terminated for “Cause”, he or she will immediately forfeit all rights to this Option. The determination by the Board that termination was for Cause will be final and conclusive. In making its determination, the Board will give Participant an opportunity to appear and be heard at a hearing before the full Board and present evidence on the Participant’s behalf.

7.         Restrictions on Transfer of Option. This Option will not be transferable by Participant other than by will or by the laws of descent and distribution and during the lifetime of Participant, only Participant, his guardian or legal representative may exercise this Option except that Participant may transfer this Option to a spouse pursuant to a property settlement, agreement, or court order incident to a divorce. In addition, at the discretion of the Administrator, this Option may be transferred without payment of consideration to the following family members of Participant, including adoptive relationships: a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece, nephew, former spouse (whether by gift or pursuant to a domestic relations order), any person sharing the employee’s household (other than a tenant or employee), a family-controlled partnership, corporation, limited liability company and trust, or a foundation in which family members heretofore described control the management of assets. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in this Option pursuant to the assignment. The terms applicable to the assigned portion will be the same as those in effect for this Option immediately prior to such assignment and will be set forth in such documents issued to the assignee as the Administrator may deem appropriate. A request to assign an Option may be made only by delivery to the Company of a written stock option assignment request in a form approved by the Administrator, stating the number of Options and Shares underlying Options requested for assignment, that no consideration is being paid for the assignment, identifying the proposed transferee, and containing such other representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws.

Participant may designate a beneficiary to exercise this Option after Participant’s death. If no beneficiary has been designated or survives Participant, payment will be made to Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Participant at any time, provided the change or revocation is filed with the Administrator.

8.	Dissolution, Liquidation and Merger.

8.1.     Company Not The Survivor. In the event of a dissolution or liquidation of the Company, a merger, consolidation, combination or reorganization in which the Company is not the surviving corporation, or a sale of substantially all of the assets of the Company (as determined in the sole discretion of the Board), the Administrator, in its absolute discretion, may cancel this Option upon payment in cash or stock, or combination thereof, as determined by the Board, to Participant of the amount by which any cash and the fair market value of any other property which Participant would have received as consideration for the Shares covered by this Option if the Option had been exercised before such liquidation, dissolution, merger, consolidation, combination, reorganization or sale exceeds the Exercise Price of this Option or negotiate to have this Option assumed by the surviving corporation. In addition to the foregoing, subject to any provisions set forth in a written employment agreement or change-in-control agreement (or similar written agreement) between the Company and Participant, in the event of a dissolution or liquidation of the Company, or a merger, consolidation, combination or reorganization, in which the Company is not the surviving corporation, the Administrator, in its absolute discretion, may accelerate the time within which this Option may be exercised.

8.2.     Company is the Survivor. In the event of a merger, consolidation, combination or reorganization in which the Company is the surviving corporation, the Board will determine the appropriate adjustment of the number and kind of securities with respect to which outstanding Options may be exercised, and the exercise price at which outstanding Options may be exercised. The Board will determine, in its sole and absolute discretion, when the Company will be deemed to survive for purposes of the Plan.

9.          No Obligation To Employ. Nothing in the Plan or this Option will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or a subsidiary, or to limit in any way the right of the Company or a subsidiary, to terminate Participant’s employment or other relationship at any time, with or without cause.

10.        Compliance With Code Section 162(m). At all times when the Administrator determines that compliance with Code Section 162(m) is required or desired, this Option if granted to a named executive officer (as defined under the rules and regulations promulgated by the SEC) will comply with the requirements of Section 162(m). In addition, in the event that changes are made to Section 162(m) to permit greater flexibility with respect to this Option, the Administrator may, subject to this provision make any adjustments it deems appropriate.

11.       Compliance With Code Section 409A. Notwithstanding any provision of the Plan to the contrary, if any provision of the Plan or this Option contravenes any regulations or Treasury guidance promulgated under Code Section 409A or could cause this Option or any Award to be subject to the interest and penalties under Section 409A, such provision of the Plan or this Option will be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. In addition, in the event that changes are made to Section 409A to permit greater flexibility with respect to this Option, the Administrator may make any adjustments it deems appropriate.

12.       Code Section 280G. Notwithstanding any other provision of the Plan to the contrary, if the right to receive or benefit from this Option, either alone or together with payments that Participant has a right to receive from the Company, would constitute a “parachute payment” (as defined in Code Section 280G), all such payments will be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by Code Section 4999.

13.       Securities Law And Other Regulatory Compliance. The Company will not be obligated to issue any Shares upon exercise of this Option unless such Shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the Shares are otherwise in compliance with all applicable securities laws. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so. Upon exercising all or any portion of this Option, Participant may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in such Shares to comply with applicable securities laws. Evidences of ownership of Shares acquired upon exercise of this Option will bear any legend required by, or useful for purposes of compliance with, applicable securities laws, the Plan or this Option.

14.	Arbitration.

14.1     General. Any controversy, dispute, or claim arising out of or relating to this Option which cannot be amicably settled within thirty (30) days (or such longer period as may be mutually agreed upon) from the date either the Company or Participant notifies the other in writing that such dispute or disagreement exists will be settled by arbitration. Said arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

14.2     Injunctive Actions. Nothing herein contained will bar the right of either the Company or Participant to seek to obtain injunctive relief or other provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

15.       Tax Effect. The federal and state tax consequences of stock options are complex and subject to change. Each person should consult with his or her tax advisor before exercising this Option or disposing of any Shares acquired upon the exercise of this Option.

16.       Entire Agreement. This Option including the Terms and Conditions and the Plan constitute the entire contract between the Company and Participant hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied), which relate to the subject matter hereof.

17.        Severability. In the event that any portion of this Agreement is found to be unenforceable, the remaining portions of this Agreement will remain valid and in full force and effect.

18.       Choice of Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

19.       Binding Effect. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, and successors.

CESCA THERAPEUTICS INC.

Notice of Intent to Exercise Cesca Therapeutics Inc. Stock Options

To: Stock Administrator

I hereby give notice to Cesca Therapeutics Inc. of my intent to exercise the following stock options on ______________, 20___:

(A)	(B)	(C)	(B X C)
Grant Date	Number of Options	Exercise Price	Payment Due

Method of Payment

_____          Personal Check

_____          Exchange of Previously Owned Shares

_____          Net Exercise

_____          Broker Check (Same Day Sale)

  Brokerage Company _________________________

Your method of payment may result in a tax liability including alternative minimum tax. You are strongly urged to consult your tax advisor before exercising your options.

Signature	Date

Name